Exhibit 23.1


KPMG Deutsche Treuhand-Gesellschaft     Marie-Curie-Strabe 30
Aktiengesellschaft                      D-60439 Frankfurt a.M.
Wirtschaftsprufungsgesellschaft         Postfach 50 05 20
                                        D-60394 Frankfurt a.M.

            Consent of Independent Registered Public Accounting Firm

To the Supervisory Board of
Deutsche Bank Aktiengesellschaft

We consent to the incorporation by reference in the Registration Statement (No. 333-137495) of Permanent Funding (No.2) Limited (Issue of Series 2006-1 Notes) of our audit report dated March 9, 2006 with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and to the reference to our firm under the heading "Issuing entity swap providers - Independent Registered Public Accounting Firm" in the prospectus.

Our audit report refers to the fact that the Company adopted FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" during 2003.

/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprufungsgsellschaft

Frankfurt am Main (Germany)
September 29, 2006